Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)
Preformed Line Products Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
			(1)	(2)
Equity	Common Shares, $2 par value per share	Rule 457(c) and Rule 457(h)	618,859	$151.37	$93,676,686.83	$0.0001531	$14,341.90

Total Offering Amounts					$93,676,686.83		$14,341.90
Total Fee Offsets							$—
Net Fee Due							$14,341.90

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers an indeterminate number of additional shares that may be issued pursuant to the Registrant’s 2025 Incentive Plan as the result of any future stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Shares.

(2)This estimate is made in accordance with Rules 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is $151.37 which is the average of the high and low prices for the Registrant’s Common Shares as reported by NASDAQ on June 23, 2025.